Geron Reports Imetelstat Presentations at American Society of Hematology Annual Meeting

Imetelstat Clinical Data from Part 1 of IMerge in Myelodysplastic Syndromes (MDS) Presented

Analyst and Investor Meeting and Webcast at 8:30 a.m. ET on December 19, 2017

MENLO PARK, Calif., December 12, 2017 -- Geron Corporation (Nasdaq: GERN) today announced four presentations related to imetelstat at the 59th American Society of Hematology (ASH) Annual Meeting and Exposition held in Atlanta, Georgia from December 9-12, 2017. Imetelstat is a telomerase inhibitor initially developed by Geron and exclusively licensed to Janssen Biotech, Inc. (Janssen) on a worldwide basis. The presentations are available on Geron’s website at www.geron.com/presentations.

“We and our partner are pleased to have this first presentation of data from IMerge displaying an 8-week transfusion independence rate of 54% among the subset of patients who were naïve to lenalidomide and HMAs and who lacked del(5q), which suggests that imetelstat could offer lower risk MDS patients a much-needed treatment option,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “In addition, the non-clinical data presentations continue to support the potential use of imetelstat in multiple hematologic malignancies. We continue to be encouraged by the consistent interest in imetelstat by collaborators around the world.”

Clinical Data Presentation

Title: Efficacy and Safety of Imetelstat in RBC Transfusion-Dependent (TD) IPSS Low/Int-1 MDS Relapsed/Refractory to Erythropoiesis-Stimulating Agents (ESA) (IMerge) (Abstract #4256)

This poster presentation described data from the first 32 patients enrolled in Part 1 of IMerge, the ongoing Phase 2/3 clinical trial of imetelstat in red blood cell (RBC) transfusion-dependent (TD) patients with lower risk MDS. TD is defined as an RBC transfusion requirement of ≥4 units over 8 weeks prior to entry into the trial. The primary efficacy endpoint is the rate of RBC transfusion-independence (TI) lasting at least 8 weeks, defined as the proportion of patients without any RBC transfusion during any consecutive 8 weeks since entry to the trial. Key secondary endpoints are the rate of 24-week TI and the rate of hematologic improvement-erythroid (HI-E), defined as a rise in hemoglobin of at least 1.5 g/dL above the pretreatment level for at least 8 weeks or a reduction of at least 4 units of RBC transfusions over 8 weeks compared with the prior RBC transfusion burden. IMerge is designed in two parts: Part 1 is a Phase 2, open-label, single-arm trial of imetelstat administered as a single agent by intravenous infusion, and Part 2 is designed to be a Phase 3, randomized, controlled trial.

Data as of October 2017 with a median follow-up of 66.1 weeks in Part 1 were presented. Part 2 has not yet begun.

Efficacy in the Overall Trial Population (n=32):
●	38% (12/32) of patients achieved ≥8-week RBC TI
●	Mean relative reduction in transfusion burden from baseline was 64%
●	16% (5/32) of patients achieved ≥24-week RBC TI, with the median TI duration exceeding one year in these patients
●	63% (20/32) of patients achieved an erythroid hematologic improvement (HI-E)

Efficacy in the Lenalidomide and HMA Naïve and Non-Del(5q) Subset (n=13):
●	54% (7/13) of patients achieved ≥8-week RBC TI
●	Mean relative reduction in transfusion burden from baseline was 71%
●	31% (4/13) of patients achieved ≥24-week RBC TI
●	69% (9/13) of patients achieved an HI-E

Safety Summary:
●	Cytopenias, particularly neutropenia and thrombocytopenia, were the most frequently reported adverse events which were predictable, manageable and reversible

Link to IMerge poster: Fenaux P, etal ASH 2017

Based on these data, Part 1 of IMerge is being expanded to enroll approximately 20 additional patients who are naïve to lenalidomide and HMA treatment and are non-del(5q) to increase the experience and confirm the benefit-risk profile of imetelstat in this refined target patient population. For more information about IMerge, please visit https://clinicaltrials.gov/ct2/show/NCT02598661.

Non-Clinical Data Presentations

Data were presented from three non-clinical studies by academic scientists in collaboration with Janssen.

Title: Imetelstat, a Telomerase Inhibitor, Is Capable of Depleting Myelofibrosis Hematopoietic Stem Cells and Progenitor Cells (Abstract #1654)

This poster presentation described the effects of imetelstat on normal and myelofibrosis (MF) stem and progenitor cells in non-clinical models. The data showed that imetelstat inhibited the proliferation and differentiation of MF progenitor and stem cells in hematopoietic colony assays and xenograft models, but had minimal effects on normal hematopoietic stem and progenitor cells in such experiments. Imetelstat treatment of MF stem and progenitor cells reduced telomerase activity and induced apoptosis. These data provide further support that imetelstat may selectively inhibit the proliferation of and promote apoptosis in MF progenitor and stem cells, suppressing the malignant clones that drive the disease in patients.

Title: Telomerase Inhibition Impairs Self-Renewal of b-Catenin Activated Myeloproliferative Neoplasm Progenitors (Abstract #2860)

This poster presentation described the potential impact of imetelstat on leukemia stem cells in non-clinical models of chronic myeloid leukemia (CML) in blast crisis. The data suggest that imetelstat plus dasatinib, a standard treatment for CML, may inhibit self-renewal of blast crisis cells in vitro compared with normal bone marrow progenitors. In mouse xenograft models of blast crisis CML, imetelstat treatment reduced the number of leukemia progenitor cells detected in bone marrow and spleen, decreased spleen size, inhibited the self-renewal capacity and prolonged survival compared to controls. These data suggest that imetelstat may inhibit proliferation of malignant progenitors in CML.

Title: Integrated Molecular Analysis Identifies Replicative Stress as Sensitizer to Imetelstat Therapy in AML (Abstract #798)

This oral presentation described imetelstat’s activity in human acute myeloid leukemia (AML) patient-derived xenograft models. The preclinical data demonstrated that imetelstat prolonged overall survival of AML xenografts derived from 17 out of 30 individual patient samples compared to saline-treated controls. Molecular analysis showed that sustained responders were associated with gene signatures of replicative stress at baseline. The data also suggest that inducing replicative stress with standard induction chemotherapy may sensitize poorly responding samples to imetelstat. These data build on previously published preclinical work and further support potential application of imetelstat in the treatment of AML.

Webcast Investor Event

Management will be hosting a live webcast of an analyst and investor meeting on December 19, 2017 at 8:30 a.m. ET to discuss the imetelstat clinical data in MDS presented at ASH. The audio and slide presentation webcast will be accessible at www.geron.com on the Investor Relations pages, under Events. Following the live presentation, the webcast will be archived and available for replay at the same address for a period of 30 days.

About Imetelstat

Imetelstat (GRN163L; JNJ-63935937) is a potent and specific inhibitor of telomerase that is administered by intravenous infusion. This first-in-class compound, discovered by Geron, is a specially designed and modified short oligonucleotide, which targets and binds directly with high affinity to the active site of telomerase. Preliminary clinical data suggest imetelstat might have disease-modifying activity by inhibiting the progenitor cells of the malignant clones associated with hematologic malignancies in a relatively select manner. Most commonly reported adverse events in imetelstat clinical studies include fatigue, gastrointestinal symptoms and cytopenias. Imetelstat has not been approved for marketing by any regulatory authority.

About the Collaboration with Janssen

On November 13, 2014, Geron entered into an exclusive worldwide license and collaboration agreement with Janssen Biotech, Inc., to develop and commercialize imetelstat for oncology, including hematologic myeloid malignancies, and all other human therapeutics uses. Under the terms of the agreement, Geron received an upfront payment of $35 million and is eligible to receive additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, as well as royalties on worldwide net sales. All regulatory, development, manufacturing and promotional activities related to imetelstat are being managed through a joint governance structure, with Janssen responsible for these activities.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) that imetelstat could offer lower risk MDS patients a much needed treatment option; (ii) the potential use of imetelstat in multiple hematologic myeloid malignancies, including acute myeloid leukemia or chronic myeloid leukemia; (iii) that imetelstat may selectively inhibit the proliferation of and promote apoptosis in MF progenitor and stem cells, suppressing the malignant clones that drive the disease; (iv) that imetelstat may inhibit proliferation of malignant progenitors in CML; (v) that imetelstat may have potential application in the treatment of AML; (vi) that imetelstat might have disease-modifying activity by inhibiting the progenitor cells of the malignant clones associated with hematologic malignancies in a relatively select manner; (vii) the safety and efficacy of imetelstat; (viii) potential receipt by Geron of additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, and royalties from sales of imetelstat; and (ix) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether Janssen decides to continue to conduct IMerge and the entire imetelstat program; (ii) whether imetelstat is safe and efficacious and will gain regulatory approval by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (iii) whether the FDA or other health authorities permit IMerge to continue to proceed under the existing protocols or any amendments thereto; (iv) whether any future efficacy or safety results may cause the benefit/risk profile of imetelstat to become unacceptable; (v) whether imetelstat can be applied to any or to multiple hematologic malignancies; (vi) the prospective ability of imetelstat to deplete myelofibrosis hematopoietic stem cells and progenitor cells may not result in imetelstat being sufficiently efficacious to be approved for commercial use in any disease indication; (vii) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; and (viii) whether patent coverage of imetelstat enables Janssen to successfully commercialize imetelstat. Additional information on the above-stated risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended September 30, 2017. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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